Exhibit 10.9

Certain confidential information contained in this document, marked by [***], has been omitted pursuant to Regulation S-K, Item 601(b) because the Registrant has determined that the omitted information (i) is not material and (ii) is the type that the Registrant treats as private or confidential.

DATED

5 May 2026

DEED OF INDEMNITY

between

(1) GUARDIAN METAL RESOURCES PLC

and

(2) JACOB DANIEL MATHER

This deed is dated 5 May 2026

Parties

(1)	Guardian Metal Resources plc incorporated and registered in England and Wales with company number 13351178 whose registered office is at C/O Orana Corporate LLP, 25 Eccleston Place, London, United Kingdom, SW1W 9NF (“Company”)

(2)	Jacob Daniel Mather of C/O Orana Corporate LLP, 25 Eccleston Place, London, United Kingdom, SW1W 9NF (“Executive Officer”)

BACKGROUND

(A)	The Executive Officer is an executive officer of the Company.

(B)	The Company's articles of association (“Articles”) contemplate that the Company shall be entitled to indemnify the Company's officers in relation to certain specific liabilities incurred by them in the performance of their duties as officers of the Company.

(C)	Accordingly, by resolution of the Board on 5 May 2026, the Company has agreed to enter into this deed of indemnity with the Executive Officer.

Agreed terms

1.	Interpretation

The following definitions and rules of interpretation apply in this deed.

1.1	Definitions:

“Application for Relief”: an application for relief made by the Executive Officer to the court under sections 661(3) or 661(4) or section 1157 of the CA 2006.

“Associated Company”: a company associated with the Company within the meaning of section 256(b) of the CA 2006.

“Board”: the board of directors of the Company, acting as such.

“Business Day”: a day, other than a Saturday, Sunday or public holiday in England, when banks in London are open for business.

“Claim”: has the meaning given in clause 2.1.

“CA 2006”: the Companies Act 2006.

“Favourable Conclusion”: has the meaning given in clause 6.6.

“Final”: in relation to any conviction, judgment or refusal of relief, has the meaning given in section 234(5) of the CA 2006.

“Liabilities”: all liabilities, costs, charges, expenses, judgments, settlements, compensation and other awards, damages and losses (including any direct, indirect or consequential losses and all interest, penalties, fines, taxes and legal costs (calculated on a full indemnity basis) and all other reasonable professional costs and expenses).

“Loan Amounts”: has the meaning given in clause 6.2.

“Misconduct”: has the meaning given in clause 3.1(g).

“Proceeding”: any civil, criminal, administrative, investigative or other proceeding.

“Restricted Proceedings”: the proceedings referred to in clause 3.1(d) to the extent that they are in connection with any negligence, default, breach of duty or breach of trust (including alleged negligence, default, breach of duty or breach of trust) by the Executive Officer in relation to the Company or any of its Subsidiaries or otherwise arise by virtue of the Executive Officer having acted or purported to act as an executive officer of the Company or of any of its Subsidiaries.

“Subsidiary”: has the meaning given in section 1159 of the CA 2006.

1.2	Clause headings shall not affect the interpretation of this deed.

1.3	Unless the context otherwise requires, references to clauses are to the clauses of this deed.

1.4	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.5	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.6	A reference to legislation or a legislative provision is a reference to it as amended, extended or re-enacted from time to time.

1.7	A reference to legislation or a legislative provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.8	A reference to writing or written includes email (unless otherwise expressly provided in this deed).

1.9	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.10	Other and otherwise are illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding them.

1.11	Any reference to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to that which most nearly approximates to the English legal term in that jurisdiction.

2.	Indemnity

2.1	Subject to the terms of this deed, the Company shall indemnify the Executive Officer in respect of all Liabilities arising out of or in connection with any Proceeding brought or threatened against the Executive Officer in any jurisdiction for negligence, default, breach of duty, breach of trust or otherwise, or relating to any Application for Relief, in connection with the Executive Officer's acts or omissions while in the course of acting or purporting to act as an executive officer of the Company or of any of its Subsidiaries or which otherwise arises by virtue of the Executive Officer holding or having held such a position (“Claim”).

2.2	References in clause 2.1 to acts or omissions are to acts or omissions made or omitted to be made before, on or after the date of this deed, however:

(a)	if a company ceases to be a Subsidiary of the Company after the date of this deed, the Company shall only be liable to indemnify the Executive Officer in respect of Liabilities in relation to that company which were incurred before the date on which that company ceased to be a Subsidiary of the Company; and

(b)	the Executive Officer, as executive officer of any company which becomes a Subsidiary of the Company after the date of this deed, shall be indemnified only in respect of Liabilities incurred after the date on which that company became a Subsidiary of the Company.

2.3	The Executive Officer shall continue to be indemnified under clause 2.1, notwithstanding that the Executive Officer may have ceased to be an executive officer of the Company or any of its Subsidiaries.

2.4	Any obligation on the part of the Company to make a payment to the Executive Officer pursuant to clause 2.1 is conditional upon the Executive Officer having made an application in writing to the Company supported by the production of documentation which, in the reasonable opinion of the Board, is satisfactory evidence that:

(a)	the relevant Liability has been suffered or incurred by the Executive Officer and of the date(s) on which it was suffered or incurred and that it falls within the scope of the indemnity set out in clause 2.1; and

(b)	any costs and expenses which are to be reimbursed pursuant to clause 2.1 were properly incurred and are reasonable in amount.

2.5	If the Board is satisfied that the conditions set out in clause 2.4 have been fulfilled, it shall make payment to the Executive Officer within 28 days of the receipt of the evidence referred to in that clause.

3.	Exclusions and limitations

3.1	The indemnity in clause 2.1 shall not apply to:

(a)	the extent prohibited by the CA 2006 or otherwise prohibited by law;

(b)	any Liability incurred by the Executive Officer to the Company or any Associated Company;

(c)	any Liability of the Executive Officer to pay a fine imposed in criminal proceedings, or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising);

(d)	other than as provided in clause 6.6, any Liability incurred by the Executive Officer:

(i)	in defending criminal proceedings;

(ii)	in defending civil proceedings brought by the Company or any Associated Company; or

(iii)	in connection with any Application for Relief;

(e)	any Liability relating to any taxation or national insurance payable by the Executive Officer in connection with remuneration or other payments or benefits received from the Company or any of its Subsidiaries;

(f)	the extent that the Executive Officer is entitled to recover from any other person (including under any policy of insurance) any amount in relation to a Claim; or

(g)	any Liability incurred by, or any Claim made against, the Executive Officer which the Board reasonably determines arises out of the Executive Officer's fraud, wilful default, wilful misconduct, reckless conduct, dishonesty, deliberate criminal conduct or act of bad faith (“Misconduct”), save that if a court, tribunal or regulatory authority thereafter finally determines that the relevant Liability or Claim did not arise from the Executive Officer's Misconduct, the Executive Officer may, by notice to the Company, request payment of such amount from the Company as the Company would have been liable to pay under this deed had the Board not made such a determination and the Company shall, subject to the provisions of clause 2.4, pay such amount to the Executive Officer (without interest) within 28 days of the receipt of the evidence referred to in that clause.

3.2	Without prejudice to any other claims of the Company to repayment (whether in unjust enrichment or otherwise), in the event that the Company makes payment to the Executive Officer under this deed in respect of any Liability or Claim and it is subsequently determined by a court, tribunal or regulatory authority that that Liability or Claim was for, arose out of or was attributable to the Executive Officer’s Misconduct, the Executive Officer will immediately repay such payment to the Company.

4.	Notification and conduct of claims

4.1	If the Executive Officer receives any demand relating to any Claim or becomes aware of any circumstances which might or may reasonably be expected to give rise to the Company being required to indemnify the Executive Officer under clause 2.1 and before incurring any costs, charges or expenses in respect of any Claim (including, but not limited to, securing legal representation), the Executive Officer shall:

(a)	as soon as reasonably practicable, give written notice of the circumstances to the Company, as well as any other information which the Company may reasonably request from time to time;

(b)	take all reasonable action to mitigate any Liability suffered by the Executive Officer in respect of the circumstances giving rise to the Claim;

(c)	take all such action as the Company may reasonably request to avoid, dispute, resist, appeal or defend any claim and shall not make any admission of liability, agreement, settlement or compromise with any person in relation to any Claim without the prior written consent of the Company, such consent not to be unreasonably withheld;

(d)	forward all documents received by the Executive Officer in respect of the Claim to the Company as soon as reasonably practicable following receipt;

(e)	assist the Company as it may reasonably require in resisting, defending or settling the Claim; and

(f)	provide to the Company such information about the nature and amount of costs incurred by the Executive Officer in respect of a Claim as the Company may reasonably request from time to time.

4.2	Notwithstanding the provisions of clause 4.1, the Executive Officer shall not be required to provide any documents or information to the Company where doing so would result in a loss of privilege in such documents or information or where the Executive Officer is legally or contractually prevented from providing such documents or information.

4.3	The Company or a Subsidiary (as the case may be) will be entitled at any time to take over, negotiate and conduct in the Executive Officer's name the defence or settlement of any Claim or to prosecute in the Executive Officer's name for its own benefit any proceedings relating to a Claim.

4.4	If the Company or a Subsidiary exercises its rights under clause 4.3, the Company shall:

(a)	consult with the Executive Officer in relation to the conduct of the Claim or proceedings on aspects of the Claim or proceedings materially relevant to the Executive Officer and keep the Executive Officer reasonably informed of material developments in the Claim or proceedings, provided that the Company or Subsidiary shall be under no obligation to provide any information the provision of which is reasonably likely to adversely affect the Company's or Subsidiary's ability to claim in respect of the relevant loss under any applicable policy of insurance;

(b)	take into account the Executive Officer's reasonable requests related to the Claim or proceedings (including any settlement) on issues which may be reasonably likely to result in material damage to the Executive Officer's reputation; and

(c)	have full discretion in the conduct or settlement of any Claim or proceedings relating to such Claim provided the Executive Officer is not required to make any contribution to the settlement and the settlement contains no admission of liability by the Executive Officer.

5.	Payments

5.1	The Company shall, in the event that a payment is made to the Executive Officer under this deed in respect of a particular Liability, be entitled to recover from the Executive Officer an amount equal to any payment received by the Executive Officer under any policy of insurance or from any other third party source to the extent that such payment relates to the Liability, or if the payment received by the Executive Officer is greater than the payment made under this deed, a sum equal to the payment made under this deed. The Executive Officer shall pay over such sum promptly on the Company's request.

5.2	Where Clause 2.1 applies, the Company shall pay such amount to the Executive Officer as shall after the payment of any tax thereon leave the Executive Officer with sufficient funds to meet any Liability to which this deed applies. For the avoidance of doubt, when calculating the amount of any such tax the amount of any tax deductions, credits or reliefs which are or may be available to the Executive Officer in respect of the relevant payment under this deed received by the Executive Officer or any payment made by the Executive Officer to a third party in respect of (or in or towards the discharge of) the relevant Liability, but no other deductions, credits, reliefs or payments, is to be taken into account. In the event that any amount is paid to the Executive Officer under this deed but a tax deduction, credit or relief is (or becomes) available to the Executive Officer in respect of the relevant payment under this deed, or in respect of any payment made by the Executive Officer to a third party in respect of (or in or towards the discharge of) the relevant Liability, which was not taken into account in calculating the amount payable in respect of the relevant payment under this deed, the Executive Officer shall promptly make a payment to the Company of such an amount as is equal to the benefit of such deduction, credit or relief which was not taken into account.

6.	Funding of legal costs

6.1	Subject to the terms of this deed, the Company shall loan to the Executive Officer such amounts as are required to meet such reasonable legal and other costs of Restricted Proceedings as are incurred (or are to be incurred) by the Executive Officer, subject to and in accordance with any terms and conditions imposed, by law, under the Articles, , the AIM Rules for Companies and UK Market Abuse Regulations (Regulation (EU) 596/2014), from time to time or such other body as may be applicable without obtaining shareholder approval.

6.2	The Company shall lend such amounts as provided for under clause 6.1 (“Loan Amounts”) to the Executive Officer within 14 days of receiving notice in writing from the Executive Officer of the amount required together with such evidence of the costs having been or to be properly incurred as the Company may reasonably require.

6.3	No interest shall accrue on the Loan Amounts.

6.4	All Loan Amounts outstanding to an Executive Officer in respect of particular Restricted Proceedings shall be repaid by the Executive Officer if, in respect of those proceedings (as applicable):

(a)	the Executive Officer is convicted;

(b)	judgement is given against the Executive Officer; or

(c)	the court refuses to grant the Executive Officer relief on the application,

and such outstanding Loan Amounts shall be repaid no later than the date when the conviction, judgment or the refusal of relief (as applicable) becomes Final.

6.5	The Company shall not be required to lend any amount under this clause 6, and any amounts lent shall become immediately repayable upon demand from the Company, to the extent that the Board reasonably determines that the Restricted Proceedings arose out of the Executive Officer's Misconduct.

6.6	In the event that Restricted Proceedings are either (i) abandoned, withdrawn or discontinued, (ii) settled, (iii) a permanent stay is granted, or (iv) a final determination of the court is made (or proceedings otherwise finally conclude) without any of the events referred to in clause 6.4(a) to clause 6.4(c) (as applicable) occurring (each such conclusion of proceedings being a “Favourable Conclusion”) then the indemnity provided under clause 2.1 shall thereafter apply with respect to all reasonable legal and other costs of those Restricted Proceedings as were incurred by the Executive Officer. Any liability of the Company to so indemnify the Executive Officer shall be set-off against any liability of the Executive Officer to repay to the Company any Loan Amounts outstanding in respect of those Restricted Proceedings; and shall be subject to the exclusions and limitations contained in clause 3, and clause 4 shall be applied with such changes as are appropriate.

6.7	In the event that a Favourable Conclusion is reached in relation to particular Restricted Proceedings but any Loan Amount lent to the Executive Officer in relation to those proceedings remains outstanding in circumstances where the Company is (for any reason) not liable or is no longer liable to indemnify or further indemnify the Executive Officer in relation to those Restricted Proceedings, then all such Loan Amounts which remain outstanding shall be immediately repayable on demand from the Company.

7.	Subrogation

In the event that the Company makes any payment under this deed, the Company shall be subrogated to the extent of such payment to all of the Executive Officer's rights of recovery against third parties (including any claim under any applicable directors' and officers' insurance policy) in respect of the payment and the Executive Officer shall do everything that may be necessary to secure any such rights including:

(a)	the execution of any documents necessary to enable the Company effectively to bring an action in the name of the Executive Officer; and

(b)	the provision of assistance as a witness.

8.	Assignment and other dealings

8.1	The Company may at any time assign (or deal in any other manner with) any or all of its rights and obligations under this deed, provided that it gives prior written notice of such dealing to the Executive Officer. In the event of any such assignment by the Company, all references in this deed to the Company shall be deemed to include its assigns.

8.2	The Executive Officer shall not assign, transfer, mortgage, charge, subcontract, delegate, declare a trust over or deal in any other manner with any of the Executive Officer's rights and obligations under this deed.

9.	Entire agreement

This deed constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

10.	Severance

10.1	If any provision or part-provision of this deed is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause 10 shall not affect the validity and enforceability of the rest of this deed.

10.2	If one party gives notice to the other of the possibility that any provision or part-provision of this deed is invalid, illegal or unenforceable, the parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision.

11.	Notices and demands

11.1	Any notice or demand given to a party under or in connection with this deed shall be in writing and shall be delivered by hand or by pre-paid first-class post or other next working day delivery service at its registered office (if a company) or the address given in this deed (in any other case) or as otherwise notified in writing to the other party.

11.2	Any notice or demand shall be deemed to have been received:

(a)	if delivered by hand, on signature of a delivery receipt; or

(b)	if sent by pre-paid first-class post or other next working day delivery service, at 9.00 am on the second Business Day after posting.

11.3	This clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

12.	Variation and waiver

12.1	No variation of this deed shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

12.2	No failure or delay by a party to exercise any right or remedy provided under this deed or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

13.	Counterparts

13.1	This deed may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one deed.

13.2	Transmission of an executed counterpart of this deed (but for the avoidance of doubt not just a signature page) by email (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed "wet-ink" counterpart of this deed. If either method of transmission is adopted, without prejudice to the validity of the deed thus made, each party shall provide the others with the "wet-ink" hard copy original of their counterpart as soon as reasonably possible thereafter.

14.	Third party rights

This deed does not give rise to any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this deed.

15.	Governing law and jurisdiction

15.1	This deed and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

15.2	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this deed or its subject matter or formation.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

SIGNED	)
)
GUARDIAN METAL RESOURCES PLC,	)
)
acting by Oliver Friesen, a director	)	(Sign name):	/s/ Oliver Friesen
)
)
)
)
)
in the presence of:	)

Witness Name:			Ben Hodges
Witness Signature:			/s/ Ben Hodges
Witness Address:			[***]

SIGNED	)
)
Jacob Daniel Mather	)	(Sign name):	/s/ Jake Mather
)
)
)
in the presence of:	)
)
)

Witness Name:			Jennifer Mather
Witness Signature:			/s/ Jennifer Mather
Witness Address:			[***]